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                                 EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Provident Bankshares Corporation

We consent to the incorporation by reference in Registration Statement Number 33-62859 on Form S-3 dated September 22, 1995, as amended by this post-effective amendment No. 1, of our report dated January 20, 1999 on our audits of the consolidated financial statements of Provident Bankshares Corporation and subsidiaries as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the headings "Experts" in such Registration Statement.


                                    /s/ PricewaterhouseCoopers LLP
                                    -------------------------------


Baltimore, Maryland
July 20, 1999